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                                                                   EXHIBIT 10.28

                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 1st day of October, 1997, between ESI, ENGINEERING SERVICES, INC. ( a wholly owned subsidiary of The KEITH COMPANIES, Inc. a California Corporation) ("Employer" or "ESI") and Lynn C. Cannady ("Employee"), in contemplation of the following facts:

A. Employer is engaged in the highly specialized business of designing, developing, conducting, managing and implementing all of the facilities, policies, procedures, plans and programs for the conduct of a fully operational consulting engineering business which specializes in the design of (1) processing systems for various manufacturers, (2) electrical engineering, (3) instrumentation and (4) systems to dispose of contaminated waste.

B. Employee is being employed by Employer because of his intellectual capabilities, character and the extraordinary ability and expertise which Employee possesses in resolving complex process and chemical engineering challenges, and his exceptional management capabilities. Employee has been employed by Employer for more than seventeen years, however, concurrent with the execution of this Agreement, Employer is being acquired by The Keith Companies, Inc. ("Keith"), and Employee is a selling shareholder.

C. Said employment is primarily of a highly confidential nature involving duties which require Employer to confide in Employee and to entrust Employee with the highest degree of faith, trust and confidence.

NOW, THEREFORE, in consideration of the initiation of said employment, of other good and valuable consideration received by Employee (the receipt of which is hereby acknowledged) and of the mutual promises and covenants herein,

THE PARTIES HERETO AGREE AS FOLLOWS:


     1.   Incorporation of Recitals by Reference.
          ---------------------------------------

     The recitals hereinbefore set forth as Paragraphs A through C, inclusive, are hereby incorporated by this reference as part of the agreement made between Employer and Employee, as though said recitals were again set forth at length herein. Employer and employee hereby acknowledge and confirm to each other the truth and correctness of each said recital.

     2.   Nature of Employment.
          ---------------------

     Employer hereby employs Employee as a Senior Vice President - Instrumentation and Controls Engineering of Employer initially with the primary responsibility and authority for the

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management of ESI's Instrumentation and Controls Engineering Division. As
manager of said division, Employee's duties include, among others, supervision of his division's staff, developing billable work for current and prospective clients, and the day to day management of the Instrumentation and Controls Engineering Division segment of ESI's business, and programs related thereto.

     During the term of this Agreement, Employee shall undertake and discharge in a competent and professional manner at all times and for the exclusive benefit of Employer all of Employer's assigned work as delegated to Employee from time to time, and shall implement such procedures and plans as are prudent to accomplish such assignments, including without limitation all processes, policies and procedures, and work product relating thereto or in any way connected therewith. Employee shall during the term hereof also supervise and discharge in a like competent and professional manner at all times and for the exclusive benefit of Employer all managerial responsibilities and duties relating to the maintenance, improvement and advancement on all levels of Employer's Instrumentation and Controls Engineering division. With the concurrence of Employee, Employer may direct that Employee's duties hereunder be performed for any of Employer's affiliated engineering offices and Employer may assign this Agreement in its entirety to any one or more of Employer's divisions, subsidiaries or affiliates, as they may exist from time to time. However, Employee shall not be required to change his place of full time employment from the general area of Walnut Creek without Employee's voluntary concurrence.

     During the term of this Agreement, which may be extended as hereinafter provided, Employee shall devote Employee's full time, energies and skills to the management and conduct of Employer's business. Except for his ownership interest in Design Services, Inc., which business is expected to be sold during 1997 or early 1998, Employee agrees that he will not without Employer's prior written consent either directly or indirectly, alone or as a member of a partnership or other association, or as an officer, director or shareholder of any corporation, be engaged in or concerned with any other duties or pursuits in a business activity which competes in any manner whatsoever with the business and activities of Employer. It is agreed that during some or all of the term of this Agreement, Employee may deem it necessary or advisable to devote a small amount of time to the management of his outside, personal investments unrelated to Employer's business. Such time devoted to such investments shall not exceed an average of ten hours per month.

     3. Term of Employment.
        ------------------

     Said employment shall be for an initial period of five (5) years, commencing as of the date hereof, subject to earlier termination as hereinafter provided. It is contemplated that the term of this Agreement may be extended in one year supplements after the end of the initial term hereof by mutual agreement of the parties hereto, provided that the terms and conditions of any such extension shall be evidenced by a writing signed by each of the parties hereto, In the event that a new agreement is not executed among the parties, Employee shall become an employee at will of Employer.

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     4. Salary.
        ------

     Employer shall pay to Employee a salary of ONE HUNDRED SIX THOUSAND DOLLARS ($106,000.00) per twelve month period during the first twelve months of this Agreement, payable in bi-weekly installments or on such payroll dates established from time to time for Employer's senior management level employees. As of each October 1, commencing October 1, 1998, Employer shall fairly consider increases in Employee's base pay rate commensurate with his demonstrated capabilities both technically and considering new business opportunities developed by Employee. It is anticipated that, as a minimum, the percentage by which Employee's base salary rate shall be increased as of each October 1st will be reflective of increases in the Consumer Price Index or some similar measure of inflation's impact on purchasing power in the geographic area in which Employee resides.

     In the unlikely event that ESI fails to earn Net Income After Provision for State and Federal Taxes on Income of ten percent of the average book value of ESI's Shareholders' Equity during any year, Employee's salary may be adjusted downward, but in no event below Eighty Five Thousand Dollars per annum. The average book value of Shareholders' Equity for any fiscal year shall be determined in accordance with generally accepted accounting principals ("GAAP") by calculating the average of the book value at the beginning of the fiscal year, the book value at the end of each subsequent three month period during that fiscal year, and the book value at the end of the fiscal year (the five amounts are added together, and that result is divided by five).

     In the event of a reduction in the salary of Employee due to ESI's failure to achieve the net income levels required by the preceding paragraph, such reduction in base salary shall not extend past the end of the fiscal quarter which immediately follows the fiscal quarter during which the required net income goals are once again attained.

     All salary payments to Employee shall be subject to deduction therefrom of all payroll taxes, withholdings and assessments as are required by law and by such voluntary payroll deductions as Employee authorizes in writing, all as established from time to time pursuant to Employer's payroll policy. Anything set forth herein to the contrary notwithstanding, said salary shall be prorated to the actual period of Employee's employment hereunder.

     5. Incentive Stock Option Plan of Employer
        ---------------------------------------

     During the period of Employee's employment he shall participate in Employer's Incentive Stock Option Plan. Initially Employer shall grant Employee options on 40,000 shares, each with an exercise price of one dollar per share. The terms of the Incentive Stock Option Plan (this explanation is merely a summary, thus the Plan itself should be examined for specific terms and conditions, it is agreed that in the event of any conflict, the terms of the Plan shall prevail) provide for vesting of 20% of the total shares granted during each of the first five years of an employee's employment, and allow up to ten years for an employee to exercise his vested options.

     Irrespective of any provision of the Stock Option Agreement to the contrary, in the

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event of Employee's death or permanent disability (as certified by a licensed physician) while employed by Employer, all shares granted in Employee's stock option described in the preceding paragraph shall vest immediately, and Employee's estate, representative or the Employee, as the case may be, shall have one year from the date of such event in which to exercise any or all of the unexercised option.

     6. Expenses
        --------

     Employer will reimburse Employee from time to time for all necessary expenses incurred in connection with the performance of Employee's duties under this Agreement but only upon submission to Employer of good and sufficient supporting vouchers, receipts and the like for all such expenses for which Employee desires to receive reimbursement from Employer, and on forms utilized by Employer. Employee's right to reimbursement shall be subject to such policies as Employer establishes from time to time for its management employees.

     In the event that any applicable federal or state taxing authority denies for any reason the deduction by Employer for any reimbursed expense (except the portion of meals and entertainment expense which is not deductible under then applicable income tax law, currently 50% is not deductible) paid to Employee hereunder then, upon demand of Employer, Employee shall repay to Employer the full amount of all such disallowed reimbursed expense, as the case may be.

     7. Termination of Employment.
        -------------------------

     Anything set forth herein to the contrary notwithstanding, this Agreement shall terminate and shall be of no further force or effect whatsoever (except with respect to those provisions set forth in Sections 9 and 10 hereof which are hereby expressly intended to survive the termination of this Agreement) immediately upon the occurrence of any of the following events:

          (a) The expiration of the term of employment hereunder as provided for in Section 3 hereof;

          (b) The death of Employee;

          (c) At the sole option of Employer, if Employee is unable to unwilling to perform his assigned duties for any reason, including but not limited to sickness, accident or disability, beyond the period of Employee's accumulated sick leave, or beyond the time of such other leave of absence as the Employer customarily grants to its employees under similar circumstances, if any, or upon the total disability of Employee, as the case may be.

          (d) If Employee fails to carry out his duties faithfully, conscientiously and competently and does not correct any such failure to Employer's reasonable satisfaction within ten (10) days after written notice from Employer to Employee thereof;

          (e) At the sole option of Employer, if Employee accepts any employment by or for any other person, firm or corporation without Employer's prior written consent.

          (f) At sole option of Employer, if Employee should do any act offensive to decency, morality or social propriety tending to result in scandal, hatred, proved or admitted

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allegations of sexual harassment, ridicule or contempt or if Employee should violate or be charged with a violation of any law which subjects Employee or Employer to any scandal, hatred, ridicule or contempt, or a judgment of a court of competent jurisdiction of monetary damages in excess of $50,000 for sexual harassment or job discrimination, or either pleads or is found guilty of any felony.

          (g) At the sole option of Employer, in the event that Employer ceases for any reason to conduct its business and activities in the State of California.

          Anything set forth herein to the contrary notwithstanding, Employee (or Employee's heirs, personal representatives, guardians or conservators, as the case may be) shall be entitled to receive from Employer any prorated salary, or other benefit which has accrued to Employee hereunder prior to any such termination of Employee's employment hereunder.

     8. Vacation and Fringe Benefits
        ----------------------------

     Employee shall be entitled to paid vacations, sick leave and other benefits as may be established by Employer from time to time as standard for comparable employees. For purposes of seniority in connection with vacation privileges and for length of service awards, Employee's hire date shall be considered to be October 1, 1990. In addition, Employee shall also be entitled to participate in such fringe benefit programs, if any, as may be provided for by Employer from time to time for the benefit of comparable employees during the terms of this Agreement and in which Employee is designated as a participant therein or beneficiary thereof. All of such programs and policies are hereby expressly made subject to adjustment, modification or cancellation by Employer from time to time in order to conform with Employer's managerial policies.

     9. Nondisclosure of Information.
        -----------------------------

     Employee acknowledges that during the course of his employment hereunder he will be acquiring, making use of and adding to confidential information of special and unique value to Employer and relating to such matters (by way of example only and without limitation thereto) as lists of Employer's and its affiliates' clients and their projects, Employer's pricing of client's projects and the compensation rates and professional abilities of fellow employees.

     Employee agrees that during the term of this Agreement and for the twenty four (24) month period next following the term hereof (without the prior written consent of the President of Keith, its successors or assigns), he will not as an individual or as a stockholder, partner, agent, employee, servant or representative of any person, firm corporation or association, either directly or indirectly divulge, disclose or communicate to any person, firm, corporation (other than Employer and its affiliates) or association in any manner whatsoever or take advantage of for his own economic gain or for the economic gain of others any information of any kind, nature or description concerning any matters affecting or relating to Employer's business or affairs, including without limitation the names

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of any of its customers, its relations with its employees, including salaries, job classification and skill levels, its manner of operation, its copyrights, plans, processes or other data of any kind, nature or description, or any other information, of, about or concerning Employer's confidential business and affairs. All of such information is hereby determined and declared to be important, material, highly confidential, in the nature of trade secrets and vitally important to the successful conduct of Employer's business and the maintenance of its goodwill among its clients and employees.

     As a separate and distinct covenant hereby made by Employee to Employer, during the term hereof and within the period of twelve (12) calendar months thereafter, Employee shall not (as an individual or as a stockholder, partner, agent, employee or representative of any person, firm, corporation or association) engage in or have any direct or indirect interest in any business in competition with one or more of the businesses carried on by Employer or by any of its affiliates (whether subsequently carried on by the same organization or by any successors thereto) as presently conducted or as conducted at any time during the term of this Agreement or within said twelve (12) calendar month period thereafter in any geographical area within thirty miles of an Engineering office then operated by ESI or by any affiliate of the Keith Group of Companies, provided, however, that this paragraph shall not prevent Employee from acquiring and holding not to exceed two percent (2%) of the outstanding shares of any corporation engaged in such competitive business if such shares are available to the general public on a national or regional securities exchange or on the over the counter market. Employee acknowledges that concurrent with the execution of this Agreement, Keith is acquiring all of ESI's issued and outstanding capital stock from ESI's three owners, one of whom is Employee, and that Keith would not acquire said stock without the agreements not to compete and not to divulge trade secrets as set forth in this and the preceding two paragraphs.

     The various restrictions set forth in this Section 9 shall be deemed severable and the invalidity of any such restrictions shall not affect the validity of the remaining such restrictions. In the event of any breach by Employee of the terms and conditions hereof, Employer shall have the right, among other rights, to sue Employee for damages sustained thereby and to seek injunctive relief to restrain Employee from continuing with such breach. Employee agrees that this Section 9 shall survive the termination of his employment for any reason and Employee shall be bound by all of the terms and conditions hereof subsequent to the termination of his employment and for so long a period thereafter during said twelve (12) calendar month period as Employer or its affiliates (or their respective successors in interest or assigns, as the case may be) continue to conduct the same or substantially the same business at some or all of the places and locations within the continental United States where such business is or will during such period be conducted. Nothing herein contained shall in any way be deemed to limit, derogate from, modify or exclude any or all other rights granted by law or in equity to Employer as against Employee in the event of Employee's breach hereunder.

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     10.  Possible Cash Bonus
          -------------------

     Employee, who has been one of ESI's executives for many years, has been informed that ESI may have Net Operating Loss Carryforwards for Federal and/ or California Income Tax purposes ("NOL's") as of June 30, 1997 which may be available in future tax years to offset taxable income earned in such future years. To the extent that the NOL's achieve savings in either Federal or California Income Taxes that would otherwise be payable, and as reflected on the appropriate Federal Form 1120 and California Form 100 (or successors to such forms, if any), Employee shall be paid a cash bonus of 16.6% of said tax benefit. The cash bonus shall be paid within sixty days of the filing of the corporate income tax return, and it shall be subject to normal payroll tax withholdings and deductions which are then applicable to a normal cash bonus.

     11. Miscellaneous
         -------------

          (a)  Partial Invalidity.  If any term or provision of this Agreement
               -------------------
or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons and or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

          (b)  Waivers.  No waiver of any breach of any covenant or provision
               --------
herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

          (c)  Assignment.  Neither party shall assign, transfer or convey,
               -----------
voluntarily or involuntarily, it's rights and obligations under this Agreement without the prior written consent of the other property, which consent may be withheld in such party's sole discretion.

          (d)  Successors and Assigns.  This Agreement shall be binding upon and
               -----------------------
shall inure to the benefit of the permitted successors and assigns of the parties hereto.

          (e)  Professional Fees.  In the event of the bringing of any action or
               -------------------
suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action of suit, including actual attorneys', accounting and engineering fees, and any other professional fees resulting therefrom.

          (f)  Entire Agreement.  This Agreement (including all Exhibits
               -----------------
attached hereto) is the final expression of, and contains the entire agreement between the parties with

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respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waiver, except by a written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

          (g)  Time of Essence. The parties hereby acknowledge and agree that
               ----------------
time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.

          (h)  Construction.  Headings at the beginning of each paragraph and
               -------------
subparagraph or section are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs, sections and subparagraphs are to this Agreement. All exhibits referred to in this Agreement are attached and exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the last date on which any party is required to take any action under the terms of this Agreement is not a business day, the action may be taken on the next succeeding business day.

          (i)  Governing Law.  The parties hereto acknowledge that this
               --------------
Agreement has been negotiated and entered into in the State of California. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California, and by the Superior Courts of Orange County.



"EMPLOYER"

ESI, ENGINEERING SERVICES, INC.
A wholly owned subsidiary of THE KEITH COMPANIES, Inc.
a California Corporation

   /s/ ARAM H. KEITH
by________________________
  Aram H. Keith, President

   /s/ FLOYD S. REID
by________________________
  Floyd S. Reid, Secretary

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"EMPLOYEE"

   /s/ LYNN C. CANNADY
by________________________
  Lynn C. Cannady

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